UBS Investment Bank

Goldman Sachs

STRICTLY CONFIDENTIAL

DRAFT

Project Fox

Presentation to the Board of Directors

August 6, 2008

DRAFT

This presentation has been prepared by UBS Securities LLC (“UBS”) and Goldman, Sachs & Co. (“Goldman Sachs”) for the exclusive use of the party to whom UBS and Goldman Sachs deliver this presentation (the “Company”) using information provided by the Company and other publicly available information. UBS and Goldman Sachs have not independently verified the information contained herein, nor do UBS or Goldman Sachs make any representation or warranty, either express or implied, as to the accuracy, completeness or reliability of the information contained in this presentation. Any estimates or projections as to events that may occur in the future (including projections of revenue, expense, net income and stock performance) are based upon the best judgment of UBS and Goldman Sachs from the information provided by the Company and other publicly available information as of the date of this presentation. There is no guarantee that any of these estimates or projections will be achieved. Actual results may vary from the projections and such variations may be material. Nothing contained herein is, or shall be relied upon as, a promise or representation as to the past or future. UBS and Goldman Sachs expressly disclaim any and all liability relating to or resulting from the use of this presentation.

This presentation has been prepared solely for informational purposes and is not to be construed as a solicitation or an offer to buy or sell any securities or related financial instruments. The Company should not construe the contents of this presentation as legal, tax, accounting or investment advice or a recommendation as to a particular course of action or the timing thereof. The Company should consult its own counsel and tax advisors as to legal and related matters concerning any transaction described herein. This presentation does not purport to be all-inclusive or to contain all of the information that the Company may require. No investment, divestment or other financial decisions or actions should be based solely on the information in this presentation.

This presentation has been prepared on a confidential basis solely for the use and benefit of the Company; provided that the Company and any of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure. Distribution of this presentation to any person other than the Company and those persons retained to advise the Company, who agree to maintain the confidentiality of this material and be bound by the limitations outlined herein, is unauthorized. This material must not be copied, reproduced, distributed or passed to others at any time without the prior written consent of UBS and Goldman Sachs.

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Transaction Overview

Parent / Acquiror Fox Corporation, a wholly-owned subsidiary of Fox Mutual Insurance Company

Subsidiary / Target Fox Financial Services, Inc. (“Fox Financial” or “FF”)

Offer Price $52.25 per share for each Class A share of Fox Financial

$2.468 billion of cash consideration for 47.2 million diluted Class A shares outstanding1

Approvals Subject to approval by Board of Directors of Fox Financial

Subject to shareholder vote and all legal and regulatory approvals

Not subject to a majority of minority condition

Announcement Date August 6, 2008

Expected Closing Mid-to-late 4th quarter of 2008 / Early 1st quarter of 2009, depending on scope of regulatory review

Note:

1 Representing approximately 34% of FF’s overall shares outstanding

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Implied Transaction Statistics

		Initial Offer	Revised Offer
Price per Share ($)		$47.20	$52.25
Aggregate Valuation [1] ($bn)		6.5	7.3
Consideration to Minority Shareholders [2] ($bn)		2.2	2.5
Premium / (Discount) to Historical Prices (%)	Data ($):		
March 4, 2008 Closing Price	40.72	15.9%	28.3%
March 7, 2008 Closing Price	37.93	24.4	37.8
August 1, 2008 Closing Price	46.81	0.8	11.6
As of March 7, 2008 (%)			
30-Day Average	41.89	12.7%	24.7%
60-Day Average	42.02	12.3	24.3
90-Day Average	42.75	10.4	22.2
1-Year Average	52.35	(9.8)	(0.2)
52-Week High (June 19, 2007)	64.59	(26.9)	(19.1)
52-Week Low (March 7, 2008)	37.93	24.4	37.8
Price / GAAP EPS (x) – Based on I/B/E/S			
Next-Twelve-Months Earnings per Share	4.90	9.6x	10.7x
2009E Earnings per Share	5.14	9.2	10.2
Price / GAAP EPS (x) – Based on Management Estimates			
Next-Twelve-Months Earnings per Share	4.34 [4]	10.9x	12.1x
2009E Earnings per Share	4.59	10.3	11.4
Price / Book Value per Share (x)			
Q1 2008 Book Value per Share (ex. AOCI[3])	39.06	1.21x	1.34x
Q1 2008 Book Value per Share (incl. AOCI[3])	36.31	1.30	1.44

Source: SEC filings; Statistical Supplements; FactSet; I/B/E/S Consensus Median Estimates

Notes: Unaffected market data as of March 7, 2008, last completed trading day prior to public announcement by FF

1 Based on 46.0 million Class A shares outstanding as of May 2, 2008, utilizing treasury stock method on 4.6 million options outstanding with weighted-average exercise price of $39.04 as of March 31, 2008 (resulting in 47.2 million diluted Class A shares outstanding), and 91.8 million Class B shares outstanding as of May 2, 2008

2 Based on 46.0 million Class A shares outstanding as of May 2, 2008 and utilizing treasury stock method on 4.6 million options outstanding with weighted-average exercise price of $39.04 as of March 31, 2008 (resulting in 47.2 million diluted Class A shares outstanding)

3 Accumulated Other Comprehensive Income ("AOCI")

4 Next-Twelve Months Earnings per Share consist of 50% of EPS projected for 2008 and 50% of EPS projected for 2009

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Historical Share Price Performance

Historical Stock Price and Trading Volumes—Last 5 Years Prior to Announcement



$47.20 Offer Price
$52.25 Revised Offer Price
70.00
60.00
50.00
40.00
30.00
20.00
10.00
0.00
Price ($)
3,000
2,500
2,000
1,500
1,000
500
0
Volume (000s)
3/7/03
3/6/04
3/6/05
3/7/06
3/7/07
3/7/08[1]
Volume
FF

Share Price Analysis

	10-Yrs	5-Yrs	3-Yrs	1-Yr	YTD[2]	Since Offer[3]
High ($ per Share)	64.59	64.59	64.59	64.59	45.01	51.32
Low ($ per Share)	20.31	21.70	33.85	37.93	37.93	43.25
Average ($ per Share)	40.18	41.56	46.69	52.28	42.18	48.64
Avg. Daily Trading Vol. (000s)	229.33	279.63	284.67	406.85	478.01	466.24
Avg. Daily Trading Vol. ($000s)[4]	9,113	11,728	13,501	20,776	20,059	22,413

Total Annual Shareholder Return Analysis[5]

	10-Yrs	5-Yrs	3-Yrs	1-Yr	YTD[2]	Since Offer[3]
FF (%)	0.4	12.4	2.8	(27.9)	(15.7)	24.9
Annuity & Life (%)[6]	4.7	16.7	9.1	(14.2)	(16.0)	(10.1)
S&P 500 (%)	3.7	11.3	3.8	(5.3)	(11.5)	(1.8)
S&P 500 Financials (%)	6.8	5.9	(4.6)	(29.7)	(16.6)	(9.1)

Source: FactSet

Notes: Analysis based on unaffected market data as of March 7, 2008 closing, unless otherwise indicated

1 Last complete trading day prior to public announcement by FF
2 Year-to-date as of March 7, 2008, last complete trading day prior to public announcement by FF
3 Calculated from March 7, 2008 to August 1, 2008
4 Calculated based on average of daily trading volume multiplied by daily closing stock price
5 Total annual returns calculated based on annualized appreciation of stock price (or equity index) and taking into consideration stockholder dividends
6 Represents median of Selected Publicly-Traded Annuity & Life Insurance Companies composite; composite consists of: AMP, LNC, MET, PFG and PRU

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Fox Financial Price Performance Since Day Prior to Take Private Offer

Comparison of Performance Since Day Prior to Offer

$50.82 Price on May 21, 2008 (Date of FF’s SC’s Response)

130.0

$52.25 Revised Offer Price $46.81 Price on August 1, 2008

120.0

FF

15.0% (since March 4, 2008) $47.20 Initial Offer Price on March 10, 2008 23.4% (since March 7, 2008)

110.0

100.0

(%)

Annuity & Life1 90.0 (11.8)% $37.93 Price on March 7, 2008 (Day Prior to Announcement) S&P 500—Financials (13.9)% 80.0 $40.72 Price on Day Prior to Offer

70.0

60.0

3/4/08 4/3/08 5/3/08 6/2/08 7/2/08 8/1/08

Fox Financial Selected Publicly-Traded Annuity & Life Insurance Companies¹ S&P 500—Financials

Source: FactSet

Note: Market data as of August 1, 2008 closing

1 Selected Publicly-Traded Annuity & Life Insurance Companies composite consists of: AMP, LNC, MET, PFG, and PRU

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Historical Multiples Analysis Prior to Announcement

Price / NTM EPS Multiples—Last 5 Years



$52.25 Offer Price (10.7x Price / NTM EPS Multiple)
March 10, 2008 Announcement Date
15.0
14.0
13.0
12.0
11.0
10.0
9.0
8.0
7.0
6.0
(x)
2003
2004
2005
2006
2007
2008
FF 9.6x
Annuity & Life[2] 8.3x

Statistics Prior to Announcement	Averages (x) FF	Averages (x) Annuity & Life[2]
Last 5-Years	10.7	12.1
Last 3-Years	11.0	12.3
Last Year	11.1	11.9
90-Days	8.8	10.3
60-Days	8.6	9.8
30-Days	8.6	9.3

Price / Book Value Multiples[1]—Last 5 Years



$52.25 Offer Price (1.34x Price / Book Value (excl. AOCI) Multiple)
March 10, 2008 Announcement Date
2.25
2.00
1.75
1.50
1.25
1.00
0.75
0.50
(x)
2003
2004
2005
2006
2007
2008
FF 1.20x
Annuity & Life[2] 1.20x

Statistics Prior to Announcement	Averages (x) FF	Averages (x) Annuity & Life[2]
Last 5-Years	1.24	1.57
Last 3-Years	1.29	1.66
Last Year	1.35	1.73
90-Days	1.10	1.51
60-Days	1.08	1.46
30-Days	1.07	1.40

— FF — Selected Publicly-Traded Annuity & Life Insurance Companies[2]

- **Memo:** S&P 500 composite down (14)% over last 12-months; S&P 500—Financials composite down (35)% over last 12-months[3]

Source: FactSet; I/B/E/S Consensus Median Estimates

Notes: Unaffected market data as of March 7, 2008 closing, last complete trading day prior to public announcement by FF

1 Book value figures exclude accumulated other comprehensive income

2 Selected Publicly-Traded Annuity & Life Insurance Companies composite consists of: AMP, LNC, MET, PFG and PRU

3 Calculated from August 1, 2007 to August 1, 2008

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Trading Statistics for Selected Publicly-Traded Annuity & Life Insurance Companies

	Stock Price ($)	Market Cap [1] ($bn)	Price as a Multiple of: NTM EPS[2] (x)	2009E EPS[2] (x)	Book Value[3] (x)	2008E ROAE (%)	LT EPS Growth (%)	Dividend Yield (%)
Fox Financial Statistics:								
Closing Stock Price – August 1, 2008	**46.81**	**6.5**	**9.6**	**9.1**	**1.20**	**11.3**	**10.1**	**2.5**
Offer Price	**52.25**	**7.3**	**10.7**	**10.2**	**1.34**	**11.3**	**10.1**	**2.2**
Average – Last 5 Years[4]			**10.7**	**10.3 [5]**	**1.24**			
Selected Publicly-Traded Annuity & Life Insurance Companies:								
MetLife	50.79	36.0	7.9	7.6	1.09	12.7	12.0	1.5
Prudential Financial	69.30	29.5	8.3	7.9	1.29	15.2	14.0	1.7
Lincoln Financial	47.43	12.3	8.0	7.7	1.08	12.2	11.9	3.5
Principal Financial	41.98	10.9	10.0	9.5	1.63	14.6	12.0	2.1
Ameriprise Financial	42.80	9.4	10.3	9.8	1.20	10.9	11.5	1.6
High—August 1, 2008			**10.3**	**9.8**	**1.63**	**15.2**	**14.0**	**3.5**
Mean—August 1, 2008			**8.9**	**8.5**	**1.26**	**13.1**	**12.3**	**2.1**
Median—August 1, 2008			**8.3**	**7.9**	**1.20**	**12.7**	**12.0**	**1.7**
Low—August 1, 2008			**7.9**	**7.6**	**1.08**	**10.9**	**11.5**	**1.5**
Median Average – Last 5 Years[4, 6]			**12.1**	**11.5**	**1.57**			

Source: SEC filings; FactSet; I/B/E/S Consensus Median Estimates
Notes: Market data as of August 1, 2008 closing; financial data as of most recent available quarter
1 Based on diluted shares
2 All EPS estimates are based on I/B/E/S median estimates except where otherwise noted
3 Book value figure excludes accumulated other comprehensive income
4 Figures consist of average statistics over 5-year period beginning March 7, 2003 and ending March 7, 2008, last completed trading day prior to public announcement by FF
5 Historical average calculated based on Price-to-2 year Forward EPS multiples
6 Consists of median of average statistics over 5-year period beginning March 7, 2003 and ending March 7, 2008, last completed trading day prior to public announcement by FF, for Selected Publicly-Traded Annuity & Life Insurance Companies

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2Q Operating and Trading Performance Statistics

Operating Performance (EPS) Trading Performance

Q2 2008 Q2 2008 Q2 2008 Actual

Consensus Actual vs. Consensus % 03/04/08 08/01/08% Change

Fox Financial $ 1.15 Releasing 8/6 na $ 40.72 $ 46.81 15.0%

Selected Publicly-Traded Annuity & Life Insurance Companies:

Prudential Financial $ 1.87 $ 2.02 8.0% $ 71.55 $ 69.30(3.1)%

Ameriprise Financial 0.92 0.93 1.1 50.53 42.80(15.3)

Lincoln Financial 1.35 1.32(2.2) 50.33 47.43(5.8)

MetLife 1.52 1.30(14.5) 57.55 50.79(11.7)

Principal Financial 0.96 Releasing 8/4 na 54.18 41.98(22.5)

Median – Peers(0.6)%(11.7)%

Source: FactSet, I/B/E/S Consensus Median Estimates

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Summary of Initial Milliman Actuarial Appraisal (April 15, 2008)

- Milliman's initial actuarial appraisal analysis as of April 15, 2008 only includes Fox Financial's insurance company operations. As a result, it explicitly excludes certain assets and liabilities not embedded within Fox Financial's insurance legal entities
- A comparison of Milliman's initial actuarial appraisal analysis as of April 15, 2008 to FF's stock price requires the following adjustments:

Adjustments to Milliman's Actuarial Appraisal – Based on Actuarial Valuation at 10% Discount Rate ($ in billions)



8.8
Value of 10-Years of New Business
2.2
Value of Business Inforce
4.1
Adjusted Statutory Book Value
3.3
Unabsorbed Expense
(0.8)
0.5
(1.7)
0.3
0.2
0.1
8.2
$58.92 per share
$47.20 Offer Price
$40.72 Stock Price on March 4, 2008
$52.25 Revised Offer Price
Standalone Appraisal Value¹ (per Milliman)
Rollforward to June 30, 2008¹
Less: Net Debt²
Fox Bank³
Fox Funds Group⁴
Other Adjustments⁵
Implied Equity Value
Plus: Values of Non-Insurance Entities

Source: Milliman Actuarial Appraisal of FF Life Insurance Company and Affiliates (as of December 31, 2007) dated June 3, 2008; SEC filings; Fox Financial Consolidated Balance Sheet provided by Lazard Frères on 6/11/08; SNL

Notes: Per share figures calculated based on fully diluted shares as of March 31, 2008 assuming $52.25 offer price (138.9mm); analysis assumes 300% NAIC Risk Based Capital level

1 Assumes 10% discount rate, mid-point of Milliman's Actuarial Appraisal; appraisal value as of December 31, 2007

2 Assumes short term and long-term debt for consolidated entity, net of securities available for sale, short-term investments and trading assets at holding company level; net debt adjusted for debt at Fox Bank and TBG Insurance Services Corp.

3 Estimated value assumes: (i) tangible book value of Fox Bank of $0.1mm as of March 31, 2008, and (ii) price / tangible book value of 2.0x

4 Estimated value for Fox Funds Group based on purchase price of $244.2mm paid by FF in acquisition closed in April 2007

5 Includes shareholder's equity of the following entities not included in Milliman's Actuarial appraisal: FF Reinsurance Ltd., FF Distribution Consolidated, Pension Associates, FF Structured Product LLC, TBG Insurance Services Corp., and RIA service

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Revised Milliman Actuarial Appraisal (July 16, 2008)

- Milliman has subsequently updated its analysis to quantify the impact to Actuarial Appraisal values of the current economic environment and the emerging experience of Fox Financial's insurance company operations
- Most recent analysis updated as of July 16, 2008
- Figures below exclude value from expected synergies

Additional Adjustments to Milliman's Actuarial Valuation – Based on Actuarial Valuation at 10% Discount Rate ($ in billions)


8.2
(0.2)
(0.6)
(0.0)
(0.0)
(0.4)
6.9
$49.51 per share
Increasing Milliman's target RBC ratio of 300% to management's target of ~425%
Implied Equity Value – As of 4/15/08 Appraisal Valuation Date
Equity Market Movements
Growth Reductions
Higher Reserve Financing Costs
Q2 Credit Losses
Raising RBC Ratio to 425%[1]
Pro Forma Equity Value – As of 7/16/08 Appraisal Valuation Date
Update Items for Current Environment

Other Assumptions Impacting Pro Forma Equity Value:

- Discount rates for new business
- Further equity market and sales growth and declines
- Further credit losses
- Hedging costs
- Potential improvement in mortality rates
- Timing of reversion to industry average expense assumptions
- Value of new business

Source: Milliman Actuarial Appraisals of FF Life Insurance Company and Affiliates (as of December 31, 2007) dated June 3, 2008 and July 21, 2008

Notes: Per share figures calculated based on fully diluted shares as of March 31, 2008 assuming $52.25 offer price (138.9mm); assumes 10% discount rate, mid-point of Milliman's Actuarial Appraisal

1 Based on impact on appraisal value due to shift from 300% RBC target capital to 375% as stated in Milliman's Actuarial Appraisal; assumes linear relationship for impact in valuation of target 425% RBC ratio based on FF management guidance

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Summary of Selected Minority Buy-In Transactions—Insurance Only

						Consideration Paid		Initial Premium over[1]					Change in:		
Announce Date	Parent	Subsidiary	Legal Merger or Cash Tender	% Acquired (%)	Aggregate Consideration ($bn)	Cash (%)	Stock (%)	1-Day (%)	1-Wk (%)	52-Wk. High (%)	Final Premium[2] (%)	Publicly Announced Bumps	Premium (% pts)[3]	Bid Price (%)[4]	Change in Exchange Ratio (%)
3/10/08	**Fox Mutual**	**Fox Financial**	**Merger**	**34**	**2.5**	**100**	**0**	**24**	**16**	**(27)**	**29**	**1**	**12**	**11**	**na**
7/17/07	Alfa Mutual	Alfa Corp.	Merger	46	0.8	100	0	16	16	(12)	45	1	29	25	na
2/22/07	American Financial	Great American	Merger	19	0.2	100	0	9	10	(3)	15	1	5	4	na
1/24/07	AIG	21st Century	Merger	39	0.8	100	0	21	18	10	31	1	13	11	na
8/30/00	AXA Group	AXA Financial	Merger	40	10.5	64	36	2	8	(3)	10	1	2	2	9
3/27/00	Hartford Fin	Hartford Life	Tender	19	1.3	100	0	3	22	(20)	40	1	18	15	na
3/21/00	Citigroup	Travelers P&C	Tender	15	2.4	100	0	23	38	(1)	40	1	2	1	na
10/27/98	Allmerica Financial	Citizens Corp	Tender	18	0.2	100	0	5	2	(17)	17	1	15	15	na
9/18/97	Orion Capital	Guaranty National	Tender	19	0.1	100	0	5	17	4	24	1	7	6	na
1/13/97	Zurich Versicherungs	Zurich Reinsurance	Merger	34	0.4	100	0	17	19	(7)	30	1	11	10	na
12/17/96	Allmerica Financial	Allmerica P&C	Merger	41	0.8	53	47	2	(1)	(5)	13	1	14	14	4
8/26/96	Conseco	Bankers Life	Merger	10	0.1	0	100	15	10	3	10	0	0	0	0
8/25/95	Berkshire Hathaway	GEICO Corp	Merger	49	2.3	100	0	26	23	2	23	0	0	0	na
				High[5]				26	38	10	45	1	29	25	9
				Mean[5]				12	15	(4)	25	1	10	9	4
				Median[5]				12	17	(3)	24	1	9	8	4
				Low[5]				2	(1)	(20)	10	0	0	0	0

Source: Securities Data Corp.; SEC filings

Notes: Includes minority buy-ins with consideration greater than $100 million since 1995

1 Premium calculated based on initial price offered for the transaction

2 Calculated as final agreed bid price over stock price 1-week prior to announcement of initial bid price

3 Calculated as increase from initial bid price as a premium over stock price 1-week prior to announcement

4 Calculated as increase from initial bid price to final bid price on an absolute basis

5 Excludes Fox Mutual's announced minority buy-in of Fox Financial

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Summary of Selected Minority Buy-In Transactions—Non-Insurance

Announce Date	Parent	Subsidiary	Legal Merger or Cash Tender	% Acquired (%)	Aggregate Consideration[1] ($bn)	Consideration Paid: Cash (%)	Consideration Paid: Stock (%)	Initial Premium over[2]: 1-Day (%)	Initial Premium over[2]: 1-Wk (%)	Initial Premium over[2]: 52-Wk. High (%)	Final Premium[3] (%)	Publicly Announced Bumps	Change in: Premium (% pts)[4]	Change in: Bid Price (%)[5]	Change in Exchange Ratio (%)
10/23/07	Investor Group[6]	Waste Industries USA	Merger	49	0.3	100	0	29	36	1	41	1	5	3	na
11/20/06	Toronto-Dominion	TD Banknorth	Merger	43	3.2	100	0	7	8	(1)	8	0	0	0	na
10/9/06	VNU NV	NetRatings Inc	Merger	40	0.4	100	0	10	10	(6)	45	1	35	31	na
2/6/06	Lafarge SA	Lafarge North America	Tender	46	2.9	100	0	17	17	(9)	34	2	16	14	na
10/10/05	ev3 Inc	Micro Therapeutics	Merger	30	0.1	0	100	8	14	(17)	19	1	5	4	4
9/27/05	Vector Group	New Valley Corp	Tender	42	0.1	0	100	7	6	(0)	24	1	18	17	17
9/12/05	Wachovia[7]	WFS Financial Inc	Merger	16	0.5	0	100	80	85	73	85	0	0	0	0
9/1/05	IYG Holding Co	7-Eleven Inc	Tender	25	1.2	100	0	15	14	(8)	31	1	17	15	na
7/1/05	Santos Ltd	Tipperary Corp	Merger	46	0.1	100	0	19	16	1	16	1	0	0	na
3/3/05	Vishay Intertechnology	Siliconix Inc	Tender	20	0.2	0	100	17	19	(33)	39	1	20	16	16
2/21/05	Novartis AG	Eon Labs Inc	Tender	33	0.9	100	0	11	8	(31)	8	0	0	0	na
1/27/05	Danisco AS	Genencor Int'l.	Tender	16	0.2	100	0	24	22	1	22	0	0	0	na
1/10/05	News Corp	Fox Entertainment	Tender	41	6.0	0	100	3	2	(7)	10	1	8	7	7
			High					80	85	73	85	2	35	31	17
			Mean					19	20	(3)	29	1	10	8	9
			Median					15	14	(6)	24	1	5	4	7
			Low					3	2	(33)	8	0	0	0	0

Source: Securities Data Corp.; SEC filings

Notes: Includes closed minority buy-ins with consideration greater than $100 million since 2005

1 For stock deals, amount purchased is based on (i) final offer price which is based on the final exchange ratio multiplied by the price per share of the acquiror's stock on the final day of trading of the target's stock; and (ii) the total number of non-parent owned outstanding shares

2 Premium calculated based on initial price offered for the transaction

3 Calculated as final agreed bid price over stock price 1-week prior to announcement of initial bid price

4 Calculated as increase from initial bid price as a premium over stock price 1–week prior to announcement; for stock deals, the initial offer price is based on the initial exchange ratio multiplied by the price per share of the acquiror's stock on one day prior to announcement; for stock deals, final offer price and premium based on the final exchange ratio multiplied by the price per share of the acquiror's stock on the final day of trading of the target's stock

5 Calculated as increase from initial bid price to final bid price on an absolute basis

6 Investor group includes Macquarie Infrastructure Partners, Goldman Sachs, Lonnie Poole, Jr. (Chairman) and Jim Perry (President and CEO)

7 Wachovia Corp. announced transaction on 9/12/2005. Premiums based on stock price prior to 5/24/2004, representing the announcement date of the original Western Financial Bank conversion to a California state commercial bank and the acquisition of the minority interest in WFS Financial. The transaction was abandoned after extensive delays

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